                                                                 EXHIBIT 3.1(BO)


                            ARTICLES OF INCORPORATION

                                       OF

                                 SUN GIANT, INC.

                                    * * * * *


                  FIRST. The name of the corporation is

                                 SUN GIANT, INC.

                  SECOND. Its principal office in the State of Nevada is located at One East First Street, Reno, Washoe County, Nevada 89501. The name and address of its resident agent is The Corporation Trust Company of Nevada, One East First Street, Reno, Nevada 89501.

                  THIRD. The nature of the business, or objects or purposes proposed to be transacted, promoted or carried on are:

                  To engage in any lawful activity for which corporations may be formed under the General Corporation Law of Nevada.

                  FOURTH. The total number of shares of stock which the corporation is authorized to issue is 1,000, all of which are classified as Common Stock with a par value of $1.00 per share.

                  FIFTH. The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the by-laws of this corporation, provided that the number of directors shall not be reduced to less than three (3), except that in cases where all shares of the corporation are owned beneficially and of record by either one or two stockholders, the number of directors may be less than three (3) but not less than the number of stockholders.

                  The names and post-offices addresses of the first board of directors, which shall be three (3) in number, are as follows:

        NAME                                    POST-OFFICE ADDRESS
Raymond F. Henze III                          c/o Castle & Cooke, Inc.
                                              10900 Wilshire Boulevard
                                              Los Angeles, CA 90024

Robert W. Fisher                              c/o Castle & Cooke, Inc.
                                              10900 Wilshire Boulevard
                                              Los Angeles, CA 90024

William H. Frank                              c/o Castle & Cooke, Inc.
                                              10900 Wilshire Boulevard
                                              Los Angeles, CA 90024

                  SIXTH. The capital stock, after the amount of the subscription price, or par value, has been paid in shall not be subject to assessment to pay the debts of the corporation.

                  SEVENTH. The name and post-office address of the incorporator signing the articles of incorporation is

                  Peter F. Souza, 8751 West Broward Blvd.,
                  Plantation, Florida 33324

                  EIGHTH. The corporation is to have perpetual existence.

                  NINTH. In furtherance, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

                  Subject to the by-laws, if any, adopted by the stockholders, to make, alter or amend the by-laws of the corporation.

                  To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

                  By resolution passed by a majority of the whole board, to designate one (1) or more committees, each committee to consist of one
         (1) or more of the directors of the corporation, which, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affirs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the board or directors.

                  When and as authorized by the affirmative vote of stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholders' meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the board of directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions as its board of directors deem expedient and for the best interests of the corporation.

                  TENTH. Meetings of stockholders may be held outside the State of Nevada, if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

                  ELEVENTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation, in the manner now or hereafter prescribed by statute, or by the articles of incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

                  TWELFTH. The Corporation shall, to the full extent permitted by Section 78.751 of the General Corporation Law of Nevada, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

                  THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, does make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are and accordingly has hereunto set his hand, this 8th day of December, 1987.

                                         /s/ Peter F. Souza
                                         -----------------------------------
                                         Peter F. Souza

STATE OF FLORIDA                      )
                                      ) SS.:
COUNTY OF BROWARD

                  On the 8th day of December, 1987 before me, a Notary Public, personally appeared Peter F. Souza, who acknowkedged that he executed the above instrument.

                                         /s/ Barbara A. Burke
                                         -----------------------------------
                                         Notary Public